                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [ ] Preliminary Proxy Statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                Harman International Industries, Incorporated
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

--------------------------------------------------------------------------------

     (2) Form, schedule or registration statement no.:

--------------------------------------------------------------------------------

     (3) Filing party:

--------------------------------------------------------------------------------

     (4) Date filed:

--------------------------------------------------------------------------------

[HARMAN INTERNATIONAL LOGO]
                                                   HARMAN INTERNATIONAL
                                                 INDUSTRIES, INCORPORATED
                                          1101 Pennsylvania Avenue, N.W., Suite
                                                           1010
                                                  Washington, D.C. 20004

                                                    September 16, 1997

Dear Harman International Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders to be held on Monday, November 10, 1997 at 11:00 a.m. at the Chase Manhattan Bank, 270 Park Avenue, New York, New York. Information about the meeting, the nominees for Director and the proposals to be considered is presented in the Notice of Annual Meeting of Stockholders and the Proxy Statement on the following pages.

     In addition to the formal items of business to be presented at the meeting, I will report on our Company's operations during fiscal 1997. This will be followed by a question and answer period.

     It is important that your shares be represented at the meeting regardless of the number of shares that you hold. To ensure your representation, please sign, date and return the enclosed proxy card promptly.

     We look forward to seeing you on November 10th.

                                            Sincerely,

                                            /s/ Sidney Harman

                                            Sidney Harman
                                            Chairman and Chief Executive Officer

[HARMAN INTERNATIONAL LOGO]

                HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED
                           ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                               NOVEMBER 10, 1997

                            ------------------------

     The 1997 Annual Meeting of Stockholders of Harman International Industries, Incorporated (the "Company") will be held at Chase Manhattan Bank, 270 Park Avenue, New York, New York on November 10, 1997 at 11:00 a.m. for the following purposes:

        (1) To elect three directors to serve for a three-year term expiring at the 2000 Annual Meeting of Stockholders;

        (2) To consider and take action upon a proposal to adopt a performance-based bonus plan for the Company's Chief Executive Officer;

and to transact such other business as properly may come before the meeting on November 10 or on any date to which the meeting may be adjourned.

     Stockholders of record as of the close of business on September 12, 1997 are entitled to notice of, and to vote at, the meeting.

     If you plan to attend the meeting and will need special assistance or accommodation due to a disability, please include such information on the enclosed proxy card.

                                            By Order of the Board of Directors

                                            /s/ Bernard A. Girod
                                            Bernard A. Girod
                                            Secretary

Washington, D.C.
September 16, 1997

                                   IMPORTANT

    WHETHER OR NOT YOU PLAN TO ATTEND IN PERSON, PLEASE VOTE BY MEANS OF THE
                            ENCLOSED PROXY WHICH YOU
   ARE REQUESTED TO SIGN, DATE AND RETURN AS SOON AS POSSIBLE IN THE ENCLOSED
                           POSTAGE PREPAID ENVELOPE.

                 HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED
                         1101 PENNSYLVANIA AVENUE, N.W.
                                   SUITE 1010
                             WASHINGTON, D.C. 20004

                            ------------------------

                                PROXY STATEMENT
                            ------------------------

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Harman International Industries, Incorporated (the "Company") for use at the 1997 Annual Meeting of Stockholders (the "Meeting") and for the purpose of considering and acting upon the matters specified in the accompanying Notice of Annual Meeting. This Proxy Statement and the enclosed proxy card were first sent or given to stockholders on or about September 16, 1997.

     Holders of record of the Company's common stock (the "Common Stock"), par value $0.01 per share, as of the close of business on September 12, 1997, will be entitled to vote at the Meeting or at any adjournment thereof, and each stockholder of record on such date will be entitled to one vote for each share of Common Stock held. On September 12, 1997, there were 18,475,758 shares of Common Stock outstanding.

     Shares of Common Stock cannot be voted at the Meeting unless the owner is present or represented by proxy. A proxy may be revoked at any time before it is voted by giving written notice of revocation or by the delivery of a new proxy to the Company at the address shown above, or by the stockholder's personal vote at the Meeting.

     All properly executed proxies, unless previously revoked, will be voted at the Meeting or any adjournment thereof in accordance with the directions given. With respect to the election of three Directors to serve until the 2000 Annual Meeting, stockholders of the Company voting by proxy may vote in favor of the nominees or may withhold their vote for the nominees. With respect to the one other proposal for stockholder action, stockholders of the Company voting by proxy may vote in favor of or against the proposal. If no specific instructions are given with respect to the matters to be acted upon at the Meeting, shares of Common Stock represented by a properly executed proxy will be voted FOR (i) the election of the three nominees for Director listed under the caption "Election of Directors," and (ii) the approval of a performance-based bonus plan for the Company's Chief Executive Officer.

     A majority of the outstanding shares of Common Stock must be represented in person or by proxy at the Meeting in order to constitute a quorum for the transaction of business. Abstentions and non-votes will be counted for purposes of determining the existence of a quorum at the Meeting. The candidates for election as Directors will be elected by the affirmative vote of a plurality of the shares of Common Stock present in person or by proxy and actually voting at the Meeting. All other matters require for their approval the favorable vote of a majority of the shares of Common Stock voted in person or by proxy at the Meeting. Any action other than a vote for a nominee or proposal (including abstentions and broker non-votes) will have the practical effect of voting against the nominee or proposal, as the case may be.

                             ELECTION OF DIRECTORS
                             (ITEM 1 ON PROXY CARD)

     Pursuant to the Company's Restated and Amended Certificate of Incorporation, the Board of Directors is divided into three classes. Previously, two classes consisted of two Directors and one class consisted of one Director, with each Director elected for a three-year term, and one class of Directors being elected at each annual meeting of stockholders. At its meeting on September 9, 1997, however, the Board of Directors voted to increase the number of Directors from five to seven and to designate the two new directorships in the class of Directors to be elected at the Meeting. As a result, two classes consist of two Directors and one class consists of three Directors.

     At its September 9, 1997 meeting, the Board of Directors also nominated two new Directors for election at the Meeting to fill the two vacancies on the Board. Therefore, three Directors are to be elected at the Meeting. Set forth below is information concerning the three nominees for Director, as well as information concerning the Directors whose terms of office will extend beyond the Meeting. The current nominees for Director, if elected, will serve for a three-year term expiring at the 2000 Annual Meeting. The Board of Directors expects that the nominees will be available for election. In the event that a nominee for any reason should become unavailable for election (which is not anticipated), it is intended that the shares of Common Stock represented by the proxies will be voted for a nominee who would be designated by the Board of Directors, unless the Board of Directors reduces the number of Directors.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEES.

DIRECTORS TO BE ELECTED AT THE MEETING

     Edward H. Meyer, age seventy, has been a Director of the Company since July 1990. Mr. Meyer has been the Chairman of the Board, Chief Executive Officer and President of Grey Advertising, Inc., New York, New York since 1972. Mr. Meyer serves as a Director for May Department Stores Company, Bowne & Co., Inc., Ethan Allen Interiors, Inc., and as a Director/trustee of thirty-five mutual funds advised by Merrill Lynch Asset Management, Inc.

     Gregory P. Stapleton, age fifty-one, has been President of the Company's OEM Group since October 1987. Prior to his association with the Company, he was Senior Vice President of General Electric Venture Capital Corporation from January 1986 to September 1987, and was General Manager, Industrial Products Section, Factory Automation Products Division of General Electric Corporation from October 1982 through December 1985.

     Stanley A. Weiss, age seventy, has been Chairman of American Premier, Inc., a private mining, refractories, chemicals and mineral processing company since 1991. Prior to that he was Chairman and President of American Minerals. Mr. Weiss is also founder and Chairman of Business Executives for National Security
(BENS).

DIRECTORS WHOSE TERMS EXTEND BEYOND THE MEETING

     Sidney Harman, Ph.D., age seventy-nine, has been Chairman of the Board, Chief Executive Officer and a Director of the Company since the Company's founding in 1980. Dr. Harman served as Under Secretary of Commerce of the United States from January 1977 until December 1978. Dr. Harman's term as a Director expires at the 1999 Annual Meeting.

     Bernard A. Girod, age fifty-five, has been President of the Company since March 1994, Chief Operating Officer of the Company since March 1993, Secretary of the Company since November 1992 and a Director of the Company since July 1993. Mr. Girod also served as Chief Financial Officer of the Company from September 1986 to August 1995 and again from March 1996 to February 1997. Mr. Girod's term as a Director expires at the 1998 Annual Meeting.

     Shirley M. Hufstedler, age seventy-two, has been a Director of the Company since September 1986. Ms. Hufstedler is and has been for the past sixteen years in private law practice. She served as Secretary of

Education of the United States from 1979 to 1981 and as a judge on the United States Court of Appeals for the Ninth Circuit from 1968 to 1979. She is currently with the law firm of Morrison & Foerster, LLP in Los Angeles, California and from 1981 to March 1995, was with the firm of Hufstedler & Kaus. Ms. Hufstedler is Director Emeritus of US West, Inc. and Hewlett-Packard Company. Ms. Hufstedler's term as a Director expires at the 1999 Annual Meeting.

     Ann McLaughlin, age fifty-five, has been a Director of the Company since November 1995. She served as Secretary of Labor of the United States under President Reagan from 1987 until 1989. Ms. McLaughlin is a Director of AMR Corporation, General Motors Corporation, Kellogg Company and Nordstrom, Inc. She is also a member of the Board of Overseers of the Wharton School of the University of Pennsylvania and a member of the Board of the Nixon Center for Peace and Freedom. Ms. McLaughlin's term as a Director expires at the 1998 Annual Meeting.

            THE BOARD OF DIRECTORS, ITS COMMITTEES AND COMPENSATION

     The Board of Directors of the Company held four meetings during the 1997 fiscal year. The Board of Directors has three standing committees: the Executive Committee, the Audit Committee and the Compensation and Option Committee (the "Compensation Committee"). The Company does not have a standing committee on nominations, but rather the full Board nominates candidates for Director. All Directors attended at least seventy-five percent of the meetings of the Board of Directors and the committees on which such Directors served.

     The Executive Committee, which held ten meetings during the 1997 fiscal year, presently consists of Dr. Harman and Mr. Girod and contains one vacancy. The Executive Committee is empowered to exercise all of the power and authority of the Board of Directors in the management of the business affairs of the Company when the full Board of Directors is not in session, except for those matters that may not be delegated to it under the Company's Restated and Amended Certificate of Incorporation or Bylaws. The Executive Committee has also been delegated certain authority by the Board of Directors with respect to matters relating to the Company's 1992 Incentive Plan (the "1992 Plan") and retirement plans.

     The Audit Committee, which held three meetings during the 1997 fiscal year, presently consists of Ms. Hufstedler, Mr. Meyer and Ms. McLaughlin. The Audit Committee reviews the results of the annual audit with the Company's independent auditors and the adequacy of the Company's internal accounting controls and practices, and recommends to the Board of Directors the independent auditors to be retained by the Company.

     The Compensation Committee, which held two meetings during the 1997 fiscal year, presently consists of Ms. Hufstedler, Mr. Meyer and Ms. McLaughlin. The Compensation Committee establishes compensation each year for the Chief Executive Officer and the other top executive officers and reviews with the Chief Executive Officer the compensation of the Company's other executive officers. The Compensation Committee has been delegated certain authority by the Board of Directors with respect to matters relating to the Company's Chief Executive Officer Incentive Plan, the 1992 Plan and retirement plans.

     The Company does not pay fees to Directors who also serve as officers of the Company or its subsidiaries. Non-officer Directors receive an annual fee of $20,000 plus $2,500 for each Board meeting attended and $750 for each committee meeting attended that occurred other than on the day of a Board meeting. The Company reimburses all Directors for expenses incurred for attending meetings.

     Under the 1992 Plan, immediately following each annual meeting of stockholders, each incumbent non-officer Director who served during the prior fiscal year and who continues to serve on the Board of Directors receives an option to purchase 2,500 shares of Common Stock and is eligible to receive additional options if the Company achieves a certain Return on Consolidated Equity (as that term is defined in the 1992 Plan) for the previous fiscal year. If the Company achieves a Return on Consolidated Equity of at least nine percent, but less than thirteen percent, each non-officer Director receives an option to purchase 750 shares of Common Stock. If the Company achieves a Return on Consolidated Equity of thirteen percent or more, each non-officer Director receives an option to purchase 1,500 shares of Common Stock. Pursuant to the terms of the 1992

Plan, in November 1996 following the 1996 Meeting, each non-officer Director received options to purchase 2,500 shares of Common Stock and, because the Company achieved a Return on Consolidated Equity for fiscal 1996 in excess of 13%, additional performance-based options to purchase 1,500 shares of Common Stock. At the Meeting it is anticipated that, Ms. Hufstedler, Ms. McLaughlin and Mr. Meyer will also receive options to purchase 2,500 shares of Common Stock and, because the Company achieved a Return on Consolidated Equity for fiscal 1997 of 12.14%, additional performance-based options to purchase 750 shares of Common Stock.

     The 1992 Plan also provides that any person who becomes a non-officer member of the Board of Directors shall be granted an option to purchase 3,000 shares of Common Stock on the date such person first becomes a non-officer Director. Pursuant to this provision, Mr. Weiss, if elected a Director at the Meeting, will receive an option to purchase 3,000 shares of Common Stock on the date of the Meeting.

     The exercise price of any option granted to a non-officer Director under the 1992 Plan is equal to the fair market value of the Common Stock on the date of grant. Each such option vests at a rate of twenty percent per annum and expires ten years from the date of grant.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of August 1, 1997, the beneficial ownership of the Company's Common Stock for the following persons: (a) all stockholders known by the Company to beneficially own more than five percent of the Common Stock, (b) each of the Company's current Directors, (c) the Company's Chief Executive Officer and the five other most highly paid executive officers of the Company, and (d) all of the Company's Directors and executive officers as a group. Certain information in the table is based upon information contained in filings made by the beneficial owner with the Securities and Exchange Commission (the "Commission").

                                                         AMOUNT AND NATURE OF
                         NAME                           BENEFICIAL OWNERSHIP(1)     APPROXIMATE PERCENT
------------------------------------------------------  -----------------------     -------------------
AXA Assurances I.A.R.D. Mutuelle and..................         2,105,300(2)                 11.20%
AXA Assurances Vie Mutuelle
  21, rue de Chateaudun
  75009 Paris France
Alpha Assurances I.A.R.D. Mutuelle and
Alpha Assurances Vie Mutuelle
  100-101 Terrasse Boieldieu
  92042 Paris La Defense France
AXA Courtage Assurance Mutuelle
  26, rue Louis le Grand
  75002 Paris France
AXA
  23, avenue Matignon
  75008 Paris France
The Equitable Companies Incorporated
  787 Seventh Avenue
  New York, New York 10019
Sidney Harman.........................................         1,294,701(3)                  6.79%
  Harman International Industries, Incorporated
  1101 Pennsylvania Avenue, N.W.
  Suite 1010
  Washington, D.C. 20004
Wellington Management Company, LLP....................           935,750(4)                  5.02%
  75 State Street
  Boston, Massachusetts 02109
Bernard A. Girod......................................            53,295(5)                     *
Shirley M. Hufstedler.................................            16,394                        *
Ann McLaughlin........................................               705                        *
Edward H. Meyer.......................................            12,638                        *
Gregory P. Stapleton..................................            32,173(6)                     *
Frank Meredith........................................             6,410                        *
Thomas Jacoby.........................................            16,060(7)                     *
Philip Hart...........................................            35,025                        *
All Directors and executive officers as a group (14
  persons)............................................         1,492,615                     7.79%

---------------
  * Less than one percent

(1) Under the rules of the Commission, a person is deemed to be a beneficial owner of a security if he or she has or shares the power to vote or direct the voting of such security or the power to dispose or direct the disposition of such security. Accordingly, more than one person may be deemed to be a beneficial owner of the same securities. Unless otherwise indicated by footnote, the persons named in the table have sole voting and investment power with respect to the shares of Common Stock beneficially owned. A person is also deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days. Accordingly, the beneficial ownership amounts include shares of Common Stock that may be acquired pursuant to stock options exercisable within 60 days from August 1,

    1997 by the following stockholders in the indicated amounts: Dr. Harman (591,150 shares), Mr. Girod (6,000 shares), Ms. Hufstedler (12,929 shares), Ms. McLaughlin (600 shares), Mr. Meyer (7,049 shares), Mr. Stapleton (13,875 shares), Mr. Meredith (4,920 shares), Mr. Jacoby (14,550 shares), Mr. Hart (27,990 shares) and all Directors and executive officers as a group (698,558 shares).

(2) Information reflected in this table and the notes thereto with respect to Alpha Assurances I.A.R.D. Mutuelle, Alpha Assurances Vie Mutuelle, AXA Assurances Vie Mutuelle, AXA Assurances I.A.R.D. Mutuelle and AXA Courtage Assurance Mutuelle (as a group, collectively, the "Mutuelles AXA"), AXA and The Equitable Companies Incorporated is derived from the Schedule 13G amendment filed with the Commission by and on behalf of them on February 13, 1997. The Mutuelles AXA beneficially owns a majority interest in AXA, which in turn beneficially owns a majority interest in The Equitable Companies Incorporated. The listed shares of Common Stock represent shares owned by subsidiaries of The Equitable Companies Incorporated as follows: 1,926,300 shares held by Alliance Capital Management L.P. ("Alliance"), on behalf of client discretionary investment advisory accounts, with respect to which Alliance has sole dispositive power, and sole voting power of 1,924,700 of those shares; 200 shares held by Donaldson, Lufkin & Jenrette Securities Corporation, with shared dispositive power and no indicated voting power; and 178,800 shares held by The Equitable Life Assurance Society of the United States, with sole voting and dispositive power. The Mutuelles AXA and AXA do not admit beneficial ownership of the listed shares. On September 10, 1997, a Schedule 13G amendment was filed with the Commission by and on behalf of Mutuelles AXA, AXA and The Equitable Companies Incorporated reporting an aggregate beneficial ownership of 6,100 shares of Common Stock, representing less than five percent of the Common Stock.

(3) Includes: 401,323 shares held in a trust for which Dr. Harman has sole dispositive and sole voting power; 61,497 shares held in two irrevocable trusts for various family members for which Dr. Harman has sole voting power but shared dispositive power; and 140,731 shares held by family members for which Dr. Harman has sole voting power pursuant to 3-year revocable proxies and for which Dr. Harman disclaims beneficial ownership. As noted in footnote 1, the number of shares beneficially owned by Dr. Harman also includes 591,150 shares that may be acquired pursuant to stock options exercisable within 60 days from August 1, 1997. The 591,150 shares subject to stock options include a long-term performance incentive option to purchase 315,000 shares granted to Dr. Harman on November 9, 1993 (as adjusted to reflect the five percent stock dividend paid by the Company in August 1995). This performance incentive option is subject to, cancellation, and any shares issued as a result of the exercise of the option are subject to, repurchase, if the Company does not meet certain performance criteria for the fiscal years ending June 30, 1995 through June 30, 2001; 135,135 (42.9%) of the shares relating to this option are no longer subject to cancellation because the Company has exceeded the performance criteria for each of the 1995, 1996 and 1997 fiscal years.

(4) Information reflected in this table and the notes thereto with respect to Wellington Management Company, LLP ("Wellington") is derived from the
    Schedule 13G filed by them with the Commission on February 14, 1997. Of the 935,750 listed shares, which are held of record by clients of Wellington, Wellington has shared voting power with respect to 835,750 shares and shared dispositive power with respect to all such shares.

(5) Includes 1,777 shares held by Mr. Girod in the Company's Section 401(k) Retirement Savings Plan (the "401(k) Plan").

(6) Includes 1,707 shares held by Mr. Stapleton in the Company's 401(k) Plan.

(7) Includes 10 shares held by Mr. Jacoby in the Company's 401(k) Plan.

                REPORT OF THE COMPENSATION AND OPTION COMMITTEE
                           ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors is responsible for implementing the Company's executive compensation program. The Compensation Committee has been delegated this authority by the Board of Directors, and thereby makes determinations regarding the compensation of the Company's executive officers. The Compensation Committee has also been delegated the authority to administer the Company's stock incentive plans with respect to awards to executive officers. The Compensation Committee is comprised entirely of outside, non-employee Directors: Shirley Mount Hufstedler, Ann McLaughlin and Edward Meyer. See "The Board of Directors, Its Committees and Compensation."

     The key elements of the Company's executive compensation program consist of
(a) base salaries that are determined based upon concerns of competitive pay and performance; (b) cash bonus awards that are driven solely by performance; and
(c) ownership of stock options to align the interests of management with those of stockholders. Each of these elements is discussed in more detail below.

ANNUAL CASH COMPENSATION

     SALARY. Decisions with respect to base salaries are typically made before the beginning of each fiscal year and are based upon two factors -- considerations of competitive pay and of pay for performance, with more weight given to setting competitive salaries. The Company conducts its business in an increasingly competitive industry and, while pursuing a high-growth strategy, recognizes that it operates in a competitive global marketplace where the best people are in great demand. Because the Company seeks to attract and retain the best people -- people with demonstrated skills and experience -- the Company's competitive pay structure is evaluated and set against market data developed based upon compensation practices by industry competitors, companies of comparable size, high growth companies and successful global marketing companies.

     For fiscal year 1997, the Compensation Committee set base salaries for the top five executive officers in July 1996, based upon competitive pay information accumulated by the Company's Human Resources Department and upon a review of the Company's results of operations for the 1996 fiscal year. The competitive pay information was derived in part from data furnished by outside compensation consulting firms which surveyed the compensation practices of companies (1) in the electrical and electronics industry and (2) high-growth companies. Although this survey group is different from the group used by the Company for comparing stock performance (see "Stock Price Performance Graph"), the Compensation Committee believes that the survey group offers more reliable information for compensation practices. In setting compensation for individual executive officers, the Company and the Compensation Committee sought to establish base salaries at the 50th - 75th percentile of base salaries for the survey group companies, consistent with the Company's competitive pay goals. The salary changes for fiscal year 1997 reflected changes in the survey group compensation practices, but also responded to the significant improvement in performance at every level of the Company, both in sales and earnings, and on the achievement of individual performance objectives.

     BONUS AWARD PLAN. Cash bonus awards are typically set following the end of each fiscal year, and are based entirely upon performance. Performance is measured in three ways. First, annual bonus awards focus on current fiscal year financial performance and continuous improvement. Award levels for the executive officers vary and are based on corporate or group earnings. Second, and most importantly, annual bonus awards are based upon the attainment of personal performance objectives established by the individual officer and approved by management. Individual performance objectives vary from officer to officer, and include financial objectives for appropriate business units (such as earnings, asset management and sales growth), other business objectives (such as timely introduction of new products and the communication of new technologies and processes among business units) and personal development objectives (such as attention to personal and professional development, and effective interaction with other business units). Similarly, these individual performance objectives are incorporated annually into the Company's business plan developed by management and approved by the Board of Directors. Finally, the bonus award program also contemplates discretionary rewards for exemplary individual performance in the form of a discretionary bonus which is recommended by the Chief Executive Officer and approved by the Compensation Committee.

     Consistent with past practice, bonus awards for the Company's top officers were set by the Compensation Committee in July 1997 based on fiscal year 1997 performance. Bonus awards for Messrs. Girod and Meredith for the 1997 fiscal year were awarded based upon the strong performance of the Company and Mr. Stapleton's bonus award was based upon the extraordinary performance of the OEM Group. Messrs. Hart and Jacoby did not receive bonus awards for fiscal year 1997 because certain financial targets for the Professional and Consumer Groups, respectively, were not met.

EQUITY BASED COMPENSATION

     The Company's stock option program reinforces the Company's long term commitment to increasing shareholder value by aligning executive officers' long-term interests with those of the shareholder. Executive officers and key employees of the Company are eligible to participate in the Company's stock option plans. The amount of stock options awarded to executive officers is determined based upon a discretionary recommendation made by the Chief Executive Officer and approved by the Compensation Committee. The Chief Executive Officer usually bases the amount of awards upon his assessment of officer performance and the need for the future long-term incentive that is offered by stock options. The Compensation Committee approved the Chief Executive Officer's recommendations for the 1997 fiscal year and granted options to purchase 30,000, 30,000, 15,000, 15,000 and 7,500 shares of Common Stock to each of Messrs. Girod, Stapleton, Jacoby, Hart and Meredith, respectively, at an exercise price of $43.50 per share, the fair market value of the Common Stock on September 5, 1996 (the date of the grant of the options).

FISCAL 1997 COMPENSATION FOR CHAIRMAN AND CHIEF EXECUTIVE OFFICER

     SALARY. In July 1996, after reviewing the Company's performance during the 1996 fiscal year, the Compensation Committee awarded Dr. Harman a pay increase of $50,000 or 9.4% of his July 1995 salary, effective July 1, 1996. This increase, while consistent with the competitive pay information developed from the survey group discussed above, was based in large part upon the continuing impressive results of the Company during the 1996 fiscal year in sales, earnings and shareholder value which the Compensation Committee attributes largely to the leadership provided by Dr. Harman. In fiscal 1996, the Company had net income of $52.0 million (compared to $41.2 million in fiscal 1995) on sales of $1,361.6 million (compared to sales of $1,170.2 million in fiscal 1995). From June 30, 1995 to June 30, 1996, the value of the Company's stock increased by 28%.

     PERFORMANCE BASED COMPENSATION. In August 1994 the Compensation Committee adopted the Chief Executive Officer Incentive Plan (the "CEO Plan") in order to provide "performance-based" bonus compensation to the Company's Chief Executive Officer. The CEO Plan was subsequently approved by the Company's full Board of Directors and by the stockholders at the 1994 Annual Meeting. Under the CEO Plan, an annual cash bonus will be paid to the Company's Chief Executive Officer only if a targeted return on shareholder equity goal has been met for the year. The CEO Plan was adopted to preserve the deductibility for the Company of cash compensation paid to Dr. Harman in excess of $1 million, consistent with the requirements of Section 162(m) of the Internal Revenue Code.

     According to the terms of the CEO Plan, at the beginning of each fiscal year, the Compensation Committee must establish (i) the return on shareholder equity goal for the year and (ii) the maximum cash award (the "Award Amount") payable to the Company's Chief Executive Officer if the goal is met. At the end of the year, the Committee must certify whether the return on shareholder equity goal has been met for the year. If the goal has been met, the Compensation Committee retains the discretion to reduce the Award Amount for the year based upon subjective factors. The Compensation Committee, however, does not have the discretion to increase the Award Amount, and under no circumstance can the Award Amount for a given year exceed $1 million.

     Pursuant to the CEO Plan, in July 1996 the Compensation Committee established a return on shareholder equity goal for fiscal 1997 of 10% and an Award Amount of up to $1 million. Under the leadership provided by Dr. Harman, the Company's return on average shareholder equity for fiscal 1997 was 12%. In addition, the Company achieved strong performance for the 1997 fiscal year by other measures -- the Company earned $54.8 million (a 5.4% increase from net income of $52.0 million in fiscal 1996) on sales of $1,474.1 million (an 8.3% increase from sales of $1,361.6 million in fiscal
1996). Notwithstanding the very successful year and the fact that the Company exceeded the goals established by the Compensation Committee, because the Company did not meet profit objectives set for the year, Dr. Harman recommended to the Compensation Committee that his bonus for fiscal year 1997 be reduced to $375,000, or half of the amount paid for fiscal 1996. The Compensation Committee accepted this recommendation and awarded Dr. Harman a cash bonus of $375,000 for the 1997 fiscal year.

     The CEO Plan which became effective July 1, 1994 remained effective until June 30, 1997. At its meeting on July 22, 1997, the Compensation Committee and the full Board of Directors, approved a new CEO plan with substantially the same terms and conditions contained in the original CEO plan. If the stockholders of the Company approve the new CEO Plan (Item 2 on the Proxy Card), compensation that the Company's Chief Executive Officer receives under such plan would remain deductible for the Company for Federal income tax purposes.

     EQUITY BASED COMPENSATION. On May 31, 1995, the Compensation Committee authorized the automatic grant to Dr. Harman of options to purchase 50,000 shares on each of May 31, 1995, May 31, 1996 and May 31, 1997, fully exercisable on the date of the grant, at a price per share equal to the fair market value on the date of grant or the price per share for options granted to other officers and key employees on that date. The Compensation Committee subsequently adjusted this option grant to reflect the five percent stock dividend paid by the Company in August 1995. As a result, on May 31, 1997 Dr. Harman received options to purchase 52,500 shares at a price per share of $52.50 (the fair market value on the date of the grant). The options to Dr. Harman were granted and authorized based upon both (i) the strong performance of the Company in sales, earnings and in return on shareholder equity, and (ii) as a long-term performance incentive.

     The base salary, the performance based award and the stock option grant were each determined by the Compensation Committee to be appropriate based on the Company's basic compensation performance criteria described above as well as Dr. Harman's leadership in orchestrating impressive growth in the Company's earnings over the past three years and in repositioning the Company, through a successful corporate reorganization and a number of strategic acquisitions, to take advantage of emerging domestic and international long-term growth opportunities.

STATUS OF REPORT

     The foregoing report on 1997 Executive Compensation was provided by the Compensation Committee and shall not be deemed to be "soliciting material," or to be "filed" with the Commission or subject to Regulation 14A promulgated by the Commission or Section 18 of the Exchange Act.

                                          Shirley Mount Hufstedler
                                          Ann McLaughlin
                                          Edward Meyer

                         STOCK PRICE PERFORMANCE GRAPH

     The following graph compares cumulative total returns (assuming reinvestment of dividends) on the Common Stock, the S&P Composite-500 Stock Index and a peer company index (based on the Company's Standard Industrial Code) for the five-year period ending June 30, 1997. This stock price performance graph assumes that the value of the investment in the Common Stock and each index was $100 on July 1, 1992. The stock price performance shown on the graph below is not necessarily indicative of future price performance.

                                   [CHART APPEARS HERE]

                    Jun 92     Jun 93      Jun 94       Jun 95        Jun 96        Jun 97
                    --------   --------    --------     --------      --------      --------
S&P 500 INDEX       100        113.63      115.23       145.27        183.04        246.55
HARMAN              100        171.42      205.10       332.30        426.26        366.21
PEER GROUP          100        111.07      165.04       128.73        175.84        225.18


         PROPOSAL TO APPROVE THE CHIEF EXECUTIVE OFFICER INCENTIVE PLAN
                             (ITEM 2 ON PROXY CARD)

     On November 2, 1994, the stockholders of the Company adopted the Chief Executive Officer Incentive Plan (the "CEO Plan"), which provides for "performance-based" bonuses for the Company's Chief Executive Officer in order to retain the tax deductions available to the Company for compensation. The CEO Plan became effective as of July 1, 1994, and remained effective until June 30, 1997.

     In July 1997, the Board of Directors adopted a new CEO Plan (the "1997 CEO Plan") with substantially the same terms and conditions contained in the original CEO Plan. The Board of Directors believes that the 1997 CEO Plan is in the best interests of the Company and recommends that the stockholders approve the new plan. Provisions of the 1997 CEO Plan are summarized below. Such summaries do not purport to be complete and are qualified in their entirety by reference to the full text of the 1997 CEO Plan, a copy of which is attached hereto as Exhibit A.

     Participation in the 1997 CEO Plan is limited to the Company's Chief Executive Officer. Under the 1997 CEO Plan, an annual cash bonus will be paid to the Company's Chief Executive Officer only if a targeted return on shareholder equity goal ("Return on Shareholder Equity Goal") has been met for the year. Such bonuses are paid in lieu of bonuses under the Company's bonus award plan for executive officers. The 1997 CEO Plan will be administered by the Compensation Committee.

     According to the terms of the 1997 CEO Plan, at the beginning of each fiscal year, the Compensation Committee must establish (a) the Return on Shareholder Equity Goal for the year and (b) the maximum cash award (the "Award Amount") payable to the Company's Chief Executive Officer if the goal is met for the year. At the end of the year, the Committee must certify whether the Return on Shareholder Equity Goal has been met for the year. If the goal has been met, the Compensation Committee retains the discretion to reduce the Award Amount for the year based upon subjective factors. The Compensation Committee, however, does not have the discretion to increase the Award Amount, and under no circumstances can the Award Amount for a given year exceed $1 million.

     It is intended that the Award Amount paid to the Chief Executive Officer under the 1997 CEO Plan will constitute "performance-based" compensation as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation over $1 million paid to a corporation's top executives, but does not take into account performance-based compensation in determining whether the $1 million threshold has been exceeded.

     The Company will not implement the 1997 CEO Plan without the requisite stockholder approval. If the stockholders approve the 1997 CEO Plan, it will become effective as of July 1, 1997, and remain effective until June 30, 2000, subject to the right of the Board of Directors to terminate the 1997 CEO Plan, on a prospective basis, at any time.

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE 1997 CEO PLAN.

                       COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

     The following table discloses compensation received by the Company's Chief Executive Officer and the five other most highly paid executive officers for the three fiscal years ended June 30, 1997:

                                                                                  LONG TERM COMPENSATION
                                                                                 -------------------------
                                                    ANNUAL COMPENSATION          OPTIONS
                                     FISCAL   --------------------------------   GRANTED      ALL OTHER
    NAME AND PRINCIPAL POSITION       YEAR     SALARY     BONUS       OTHER(1)   (SHARES)
COMPENSATION(2)
-----------------------------------  ------   --------   --------     --------   -------   ---------------
Sidney Harman                         1997    $800,000   $375,000(3)     $--      52,500       $11,250
  Chairman of the Board and Chief     1996     750,000    750,000(3)     --       52,500        11,250
  Executive Officer                   1995     650,000    700,000(3)     --       52,500        12,733

Bernard A. Girod                      1997     450,000    275,000        --       30,000        11,250
  President, Chief Operating
     Officer                          1996     400,000    350,000        --           --        11,250
  and Secretary                       1995     350,000    350,000        --       26,250        13,514

Gregory P. Stapleton                  1997     350,000    250,000        --       30,000        11,177
  President -- OEM Group              1996     310,000    275,000        --           --        12,843
                                      1995     280,000    230,000        --       18,375        16,800

Frank Meredith                        1997     239,583    100,000        --        7,500         8,700
  Vice President -- Finance and       1996     187,500    125,000        --           --         6,750
  Administration and Chief            1995     155,000     75,000        --        5,250        12,345
  Financial Officer

Philip Hart(4)                        1997     306,922         --        --       15,000        30,692
  President -- Professional Group     1996     263,109    159,856        --           --        26,311
                                      1995     239,505    175,395        --       18,375        23,951

Thomas Jacoby                         1997     300,000         --        --       15,000         5,784
  President -- Consumer Group         1996     275,000    125,000        --           --         9,000
                                      1995     250,000    165,000        --       18,375         7,515

------------
(1) Excludes perquisites and other personal benefits, unless the aggregate amount of such compensation is at least $50,000 or 10% of the total annual salary and bonus reported for the named executive officer.

(2) The amounts in All Other Long Term Compensation for Dr. Harman, Messrs. Girod, Stapleton, Meredith and Jacoby represent Company contributions into the Company's Retirement Savings Plan. For Mr. Hart, the amounts shown represent Company contributions to his Personal Pension Scheme, a defined contribution plan established for Mr. Hart under the laws of the United Kingdom.

(3) Paid pursuant to the Company's Chief Executive Officer Incentive Plan.

(4) Mr. Hart's salary compensation and contributions to his Personal Pension Scheme (see footnote 2) have been converted from British Pounds to U.S. Dollars using average $/L exchange rates for the periods covering the 1997, 1996 and 1995 fiscal years of 1.6154, 1.5477 and 1.5967, respectively. Mr. Hart's bonus compensation for 1996 and 1995 has been converted from British Pounds to U.S. Dollars using the $/L exchange rates of 1.5520 and 1.5945, the exchange rates as of June 30, 1996 and June 30, 1995, respectively.

STOCK OPTION GRANTS IN LAST FISCAL YEAR

     The following table contains information concerning the grant of stock options under the Company's 1992 Plan and 1987 Executive Incentive Plan to the named executive officers during the year ended June 30, 1997.

                                                    INDIVIDUAL GRANTS
                             ----------------------------------------------------------------
                                            PERCENT OF
                                           TOTAL OPTIONS
                             NUMBER OF      GRANTED TO                                           GRANT DATE
                              OPTIONS      EMPLOYEES IN      EXERCISE PRICE      EXPIRATION
PRESENT
           NAME               GRANTED       FISCAL YEAR        ($/SHARE)            DATE          VALUE(4)
---------------------------  ---------     -------------     --------------     -------------    ----------
Sidney Harman..............    52,500(1)        12.8%           $ 42.375        May 31, 2007      $557,299
Bernard A. Girod...........    30,000(2)         7.3%           $  43.50        Sept. 5, 2006     $507,553
Gregory P. Stapleton.......    30,000(3)         7.3%           $  43.50        Sept. 5, 2006     $507,553
Frank Meredith.............     7,500(3)         1.8%           $  43.50        Sept. 5, 2006     $126,888
Philip Hart................    15,000(3)         3.7%           $  43.50        Sept. 5, 2006     $253,777
Thomas Jacoby..............    15,000(3)         3.7%           $  43.50        Sept. 5, 2006     $253,777

---------------
(1) Represents automatic stock option grant to Dr. Harman pursuant to the 1992 Plan effective on May 31, 1997, at a price per share equal to the fair market value on that date or the price per share for options granted to other officers and key employees on that date. The options are exercisable immediately.

(2) Represents stock options granted on September 5, 1996 under the Company's 1987 Executive Incentive Plan. The exercise price of the options is equal to the fair market value of the Common Stock on the date of grant. The options vest at the rate of 20% annually, commencing one year from the date of grant.

(3) Represents stock options granted on September 5, 1996 under the 1992 Plan. The exercise price of the option is equal to the fair market value of the Common Stock on the date of grant. The options vest at the rate of 20% annually, commencing one year from the date of grant.

(4) Based on the Black-Scholes option price model, which requires assumptions to be made about the future movement of the stock price. The Company used the following assumptions to estimate the Grant Date Present Value: an estimated dividend yield of .45%, an estimated risk-free interest rate of 5.9%, an estimated volatility of 33%, and an option term of 2.3 years, which is the estimated period from time of vesting until exercise of the options. There is no assurance that the actual value realized by an executive officer will equal the amount estimated based upon the Black-Scholes option pricing model.

STOCK OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

     For each of the named executive officers, the following table shows information about stock options exercised during fiscal 1997 and the value of unexercised options as of June 30, 1997.

                                 NUMBER
                                   OF                                                  VALUE OF UNEXERCISED
                                 SHARES                  NUMBER OF UNEXERCISED        IN-THE-MONEY
OPTIONS AT
                                ACQUIRED              OPTIONS AT FISCAL YEAR-END          FISCAL YEAR-END
                                   ON       VALUE     ---------------------------   ---------------------------
             NAME               EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE
EXERCISABLE   UNEXERCISABLE
------------------------------  --------   --------   -----------   -------------   -----------   -------------
Sidney Harman.................       --    $     --     585,900         10,500      $ 8,504,402     $ 234,812
Bernard A. Girod..............   19,950     527,850       5,250         52,050           40,531       262,481
Gregory P. Stapleton..........    2,100      99,737       5,775         45,225           75,334       179,041
Frank Meredith................    1,200      27,586       2,790         11,910           31,643        52,496
Philip Hart...................       --          --      28,455         28,545          650,592       141,471
Thomas Jacoby.................       --          --      10,500         30,225          139,687       191,541

DEFERRED COMPENSATION PLAN

     The Company maintains a Deferred Compensation Plan (the "Plan") to provide supplemental retirement income benefits for a select group of management and highly compensated employees who contribute materially to the continued growth, development, and future business success of the Company and its subsidiaries through deferrals of a portion of their salary and bonus on a pre-tax basis. The Plan was amended and restated as of June 1, 1997 to expand the select group of people eligible for participation in the Plan, to enhance certain features of the Plan to make it more flexible, and to allow the Company to make discretionary contributions to selected accounts within the Plan. Pursuant to the provisions of the Plan, executives designated by the Plan's administrative committee, the members of which are appointed by the Board of Directors, are eligible to participate in the Plan. Participants may elect to defer up to 100% of their base salary and bonus. The minimum annual deferral is $3,000 of base salary and $2,500 of bonus. Amounts deferred are credited to a Deferral Account, and participants specify that portions of their account be deemed invested in selected benchmark funds. The Company credits earnings to Deferral Accounts by reference to the rate of return on such funds. Amounts credited to Deferral Accounts are always 100% vested, subject to a 10% penalty imposed on an unscheduled "in service" withdrawal. After termination of employment, participants receive the balance of their Deferral Accounts in the form of a lump sum or annual installments of up to 15 years, as elected by the participants. The Plan provides for discretionary Company contributions, but no such contributions are currently contemplated. Such contributions would be subject to a separate vesting schedule.

EXECUTIVE SPLIT-DOLLAR INSURANCE PLAN

     During the 1997 fiscal year, the Company maintained an optional Executive Split-Dollar Insurance Plan (the "Insurance Plan") in which executives designated as eligible by the Board of Directors could participate. Under the Insurance Plan, the Company purchased a life insurance policy of which the participant was the owner. The Company retained certain rights under the policy, and a participant could not surrender, borrow against or transfer the policy until the Company released those rights. While the participant was an employee of the Company, the Company paid annual premiums equal to the participant's deferrals under the Executive Deferred Compensation Plan. Participants gained full rights in the policy upon the occurrence of either of the following: (i) A Security Release Date, which the participant must specify two years in advance in an irrevocable filing with the Company, and on which the participant must be employed or (ii) A Qualifying Termination of Employment, which includes termination for disability, involuntary termination without cause, or termination within 36 months after a change-in-control of the Company. If employment was terminated prior to these events, the participant forfeited the cash value of the policy to the Company but retained ownership of the policy. If a participant attained full policy rights, the Company could cause the participant to withdraw an amount equal to any loan balances owed by the participant to the Company and any tax withholding obligations.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

     The Company maintains a Supplemental Executive Retirement Plan (the "Supplemental Plan") that provides supplemental benefits to certain key executive officers designated by the Board of Directors. Currently, Dr. Harman, Messrs. Girod, Stapleton, Meredith, Jacoby, and other officers of the Company and certain subsidiaries have been designated as eligible under the Supplemental Plan. The Supplemental Plan provides for retirement benefits based on the average cash compensation (including bonuses) paid to such executive during the five years prior to retirement at age sixty-five. Executive officers that participate in the Supplemental Plan and retire at age sixty-five receive a benefit equal to two percent of such average cash compensation for each year of service up to a maximum benefit of thirty percent of such average cash compensation after fifteen years of service. Benefits are generally in the form of a life annuity which are payable monthly for a period of at least ten years, although the Supplemental Plan permits the Board of Directors to allow payment of the retirement benefit at a retirement date later than age sixty-five and in a form other than a life annuity payable monthly. Benefits under the Supplemental Plan are funded pursuant to specifically allocable insurance contracts, except in the case of Dr. Harman for whom such benefits are a direct obligation of the Company.

     The following table sets forth the annual retirement benefits that would be received under the Supplemental Plan at various compensation levels after the specified years of service:

                                      YEARS OF SERVICE
                 -----------------------------------------------------------
REMUNERATION        3           6            9            12           15
------------     -------     --------     --------     --------     --------
 $  300,000      $18,000     $ 36,000     $ 54,000     $ 72,000     $ 90,000
    400,000       24,000       48,000       72,000       96,000      120,000
    500,000       30,000       60,000       90,000      120,000      150,000
    600,000       36,000       72,000      108,000      144,000      180,000
    700,000       42,000       84,000      126,000      168,000      210,000
    800,000       48,000       96,000      144,000      192,000      240,000
    900,000       54,000      108,000      162,000      216,000      270,000
  1,000,000       60,000      120,000      180,000      240,000      300,000
  1,100,000       66,000      132,000      198,000      264,000      330,000
  1,200,000       72,000      144,000      216,000      288,000      360,000
  1,300,000       78,000      156,000      234,000      312,000      390,000
  1,400,000       84,000      168,000      252,000      336,000      420,000
  1,500,000       90,000      180,000      270,000      360,000      450,000

     Dr. Harman is the only executive officer who has reached age sixty-five and has fully vested retirement benefits under the Supplemental Plan.

     The Supplemental Plan also entitles each participating officer to an additional annual benefit, payable on the participating officer's normal retirement date (age sixty-five), equal to thirty percent of the average cash compensation paid to such officer during the preceding five-year period if such officer terminates employment within three years of a Change in Control (as defined in the Supplemental Plan). Further, in the event of a Change in Control, a participating officer will become one hundred percent vested in Supplemental Plan retirement benefits if, within three years after such Change in Control, the Supplemental Plan is terminated, such officer's designation as a participating officer is revoked or any participating officer's accrued or projected benefits are eliminated or substantially reduced. The Supplemental Plan also indemnifies participants for legal fees and expenses incurred to enforce the Supplemental Plan following a Change in Control.

     The Supplemental Plan provides for a pre-retirement death benefit for participating executive officers. The amount of this benefit is equal to twice the highest annual cash compensation, excluding bonuses, paid to the participating executive officer during his employment with the Company. Dr. Harman is not entitled to pre-retirement death benefits under the Supplemental Plan.

     Finally, the Supplemental Plan provides for termination benefits for each participating officer who retires or terminates employment (whether voluntarily or involuntarily) subsequent to age fifty-five, but prior to age sixty-five with at least fifteen years of service. After fifteen years of service, a participating officer is entitled to termination benefits equal to fifteen percent of the average cash compensation (including bonuses) paid to such officer during the five years prior to the termination of such officer's employment. That percentage increases three percent for each additional year of service, with a maximum benefit equal to thirty percent of such compensation after twenty years of service.

     The following table sets forth the annual termination benefits that would be received under the Supplemental Plan at various compensation levels after the specified years of service:

                                             YEARS OF SERVICE
                 -------------------------------------------------------------------------
REMUNERATION        15           16           17           18           19           20
------------     --------     --------     --------     --------     --------     --------
 $  300,000      $ 45,000     $ 54,000     $ 63,000     $ 72,000     $ 81,000     $ 90,000
    400,000        60,000       72,000       84,000       96,000      108,000      120,000
    500,000        75,000       90,000      105,000      120,000      135,000      150,000
    600,000        90,000      108,000      126,000      144,000      162,000      180,000
    700,000       105,000      126,000      147,000      168,000      189,000      210,000
    800,000       120,000      144,000      168,000      192,000      216,000      240,000
    900,000       135,000      162,000      189,000      216,000      243,000      270,000
  1,000,000       150,000      180,000      210,000      240,000      270,000      300,000
  1,100,000       165,000      198,000      231,000      264,000      297,000      330,000
  1,200,000       180,000      216,000      252,000      288,000      324,000      360,000
  1,300,000       195,000      234,000      273,000      312,000      351,000      390,000
  1,400,000       210,000      252,000      294,000      336,000      378,000      420,000
  1,500,000       225,000      270,000      315,000      360,000      405,000      450,000

     Dr. Harman and Mr. Jacoby are the only executive officers with fifteen years of service and fully vested termination benefits under the Supplemental Plan. Messrs. Girod, Stapleton and Meredith have nine years, eight years and twelve years, respectively, of service with the Company. On July 24, 1996, the Compensation and Option Committee modified the above Supplemental Plan termination benefits for Messrs. Girod and Stapleton as follows. Each were granted vested termination benefits equal to ten percent of their respective average cash compensation (including bonuses) for the five years prior to a termination of their employment. That percentage increases two percent per year from July 24, 1996 until the maximum benefit of thirty percent of such compensation is reached. All benefits payable under the Supplemental Plan are subject to deductions for Social Security and Federal, state and local taxes.

EMPLOYMENT AGREEMENTS

     Mr. Bernard Girod serves as the President and Chief Operating Officer of the Company pursuant to an employment agreement effective as of November 25, 1996. Pursuant to the terms of the employment agreement, Mr. Girod is entitled to receive a minimum guaranteed salary of $450,000 per year, and to have rights under the Company's stock option plans, normal benefit plans and the Supplemental Plan described above, all of which continue to exist, accrue and vest through December 31, 1999, except in the case of Mr. Girod's voluntary resignation from his positions at the Company prior to December 31, 1997 or termination of Mr. Girod's employment by the Company for cause.

CERTAIN FAMILY RELATIONSHIPS

     Thomas Jacoby, an executive officer of the Company, is the son-in-law of Dr. Sidney Harman, Chairman and Chief Executive Officer of the Company.

                              INDEPENDENT AUDITOR

     KPMG Peat Marwick LLP served as the independent auditor of the Company for the fiscal year ended June 30, 1997 and has been selected by the Board of Directors to serve as the Company's independent auditor for the year ending June 30, 1998. Representatives of the firm of KPMG Peat Marwick LLP are expected to be present at the Meeting with the opportunity to make a statement, if they desire to do so, and to be available to respond to appropriate questions.

                 STOCKHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

     Stockholders who wish to submit a proposal for consideration at the 1998 Annual Meeting should submit the proposal in writing to the Company at 1101 Pennsylvania Avenue, N.W., Suite 1010, Washington, D.C. 20004. Proposals must be received by the Company no later than May 19, 1998 for inclusion in next year's proxy materials.

                                 OTHER MATTERS

     The Company will bear the cost of preparing and mailing the Proxy Statement, form of proxy and other material that may be sent to stockholders in connection with this solicitation. In addition to solicitations by mail, officers and other employees of the Company may solicit proxies personally or by telephone or facsimile.

     The Board of Directors does not intend to present and knows of no others who intend to present at the Meeting any matter of business other than those matters set forth in the accompanying Notice of Annual Meeting of Stockholders. However, if other matters properly come before the Meeting, it is the intention of the persons named in the enclosed proxy card to vote the proxy in accordance with their best judgment.

                                          By Order of the Board of Directors

                                          /s/ Bernard A. Girod
                                          Bernard A. Girod
                                          President, Chief Operating Officer
                                            and Secretary
Washington, D.C.
September 16, 1997

     THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED JUNE 30, 1997, AS FILED BY THE COMPANY WITH THE SECURITIES AND EXCHANGE COMMISSION, IS AVAILABLE WITHOUT CHARGE TO EACH STOCKHOLDER UPON WRITTEN REQUEST TO
SANDRA
ROBINSON, VICE PRESIDENT, HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED,
1101
PENNSYLVANIA AVENUE, N.W., SUITE 1010, WASHINGTON, D.C. 20004.

                                                                       EXHIBIT A

                 HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED

                     CHIEF EXECUTIVE OFFICER INCENTIVE PLAN

     1. Purpose. The purpose of the Chief Executive Officer Incentive Plan (the "Plan") of Harman International Industries, Incorporated, a Delaware corporation (the "Company"), is to promote the long-term success of the Company by providing its chief executive officer with incentives and rewards for superior performance in accordance with the Company's normal bonus plan for officers, but to provide such incentives and rewards as "performance-based compensation" as defined in Section 162(m) of the Internal Revenue Code, as amended (the "Code").

     2. Effective Date. Subject to its approval by the shareholders, this Plan shall become effective July 1, 1997, and shall remain effective until June 30, 2000, subject to any further shareholder approvals (or reapprovals) mandated for performance-based compensation under Section 162(m) of the Code, or any successor provision, and subject to the right of the Board of Directors ("Board") of the Company to terminate the Plan, on a prospective basis only, at any time.

     3. Eligibility. Participation in the Plan is limited to the Chief Executive Officer of the Company, who shall hereinafter be referred to as "Participant".

     4.  Awards.

        4.1  At the beginning of each fiscal year (and no later than September
28), the Committee (as defined in Section 8) shall meet in order to establish
(a) the targeted return on shareholder equity goal ("Return on Shareholder Equity Goal") for the year and (b) the maximum cash award ("Award Amount") payable to the Participant if the goal is met for the year. "Return on shareholder equity" shall mean net income for the fiscal year determined in accordance with generally accepted accounting principles as reported in the Company's annual report divided by the average shareholder equity for such year. "Average shareholder equity" shall mean the sum of the shareholder equity at the beginning of the year and the shareholder equity at the end of the year, with such sum divided by two.

        4.2 At the end of each fiscal year, the Committee shall meet to determine and certify whether the Return on Shareholder Equity Goal has been met for the year. In the event that the goal has been met, the Committee shall establish the Award Amount for the year, exercising discretion only to reduce the amount of the maximum cash award if in its judgment such a reduction is appropriate.

        4.3 Notwithstanding any other provision of the Plan to the contrary, in no event shall the Award Amount paid to the Participant for a year exceed $1,000,000.

     5. Payment of Awards. A Participant's Award Amount shall be paid in cash to such Participant within 30 days after written certification by the Award Amount pursuant to Section 4.2.

     6. Non-transferability. Awards granted under the Plan shall not be transferable or assignable other than by will or the laws of descent and distribution.

     7. Tax Withholding. The Company shall have the power and right to deduct or withhold amounts sufficient to satisfy federal, state and local taxes required by law to be withheld with respect to any award.

     8. Administration of the Plan. The Plan shall be administered by a committee approved by the Board (the "Committee"). The Committee shall:

          (a) Compute and certify the Award Amount as soon as practicable after the close of a fiscal year, reducing the Award Amount in accordance with
     Section 4.2 where appropriate, but in no event increasing the Award Amount; and

          (b) Generally administer, interpret and amend the Plan provisions in compliance with the intent of the Plan and any applicable laws, regulations and other governmental authority. To the extent any amendment to the Plan would require shareholder approval in order for compensation paid pursuant to the Plan to continue to qualify as "performance-based" compensation under Section 162(m) of the Code, such amendment shall not be effective until shareholder approval is received.

               HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED
             ANNUAL MEETING OF STOCKHOLDERS -- NOVEMBER 10, 1997
        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

      The undersigned hereby appoints Frank Meredith and Sandra B. Robinson and each of them as Proxies and authorizes them to represent and vote all the shares of Common Stock of Harman International Industries, Incorporated that the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held on November 10, 1997 and at any adjournment thereof, as designated for the items set forth on the reverse side hereof and in the Notice of Annual Meeting of Stockholders and the Proxy Statement dated September 16, 1997.

      IF PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE HEREOF OR, IF NOT SPECIFIED, WILL BE VOTED FOR THE THREE NOMINEES IN ITEM 1 AND FOR THE PROPOSAL IN ITEM 2. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF. AT THIS TIME, MANAGEMENT KNOWS OF NO SUCH OTHER BUSINESS.

              (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)







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                            FOLD AND DETACH HERE

                                                                Please mark
                                                                 your votes
                                                                  as this   [X]

The Board of Directors recommends a vote FOR the election of the Directors set forth below and FOR the proposal in Item 2.


1.  Election of Edward H.     (Instruction:  To withhold authority to     2.  Proposal to adopt the      FOR
AGAINST    ABSTAIN
    Meyer, Gregory P.         vote for any individual nominee strike a        Chief Executive Officer    [ ]       [ ]
[ ]
    Stapleton and Stanley     line through the nominee's name.)               Incentive Plan.
    A. Weiss as Directors.

FOR all three    WITHHOLD vote
nominees         for all three nominees
[ ]              [ ]



                                                      Please date and sign exactly as the name appears herein and return this proxy
                                                      in the enclosed envelope. Persons signing as executors, administrators, trustees, etc. should so indicate. If shares are held jointly, each joint owner should sign. In the case of a corporation or partnership, the full name
                                                      of the organization should be used and the signature should be that of a duly
                                                      authorized officer or partner.


Dated:__________________________________________________________________, 1997


                                                      ------------------------------------------------------------------------------
                                                                                        Signature

                                                      ------------------------------------------------------------------------------
                                                                                Signature (if held jointly)

"PLEASE MARK INSIDE BOXES SO THAT DATA                USING BLUE OR BLACK INK, PLEASE
MARK, SIGN, AND PROMPTLY RETURN THIS PROXY
PROCESSING EQUIPMENT WILL RECORD YOUR VOTES"          CARD IN THE ENVELOPE
PROVIDED



-------------------------------------------------------------------------------
                            FOLD AND DETACH HERE



               HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED

                   YOUR VOTE IS IMPORTANT TO THE COMPANY

                    PLEASE SIGN AND RETURN YOUR PROXY BY
                 TEARING OFF THE TOP PORTION OF THIS SHEET
           AND RETURNING IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE